Code of Ethics

Code of Ethics
Responsibility	• Chief Compliance Officer
Resources	• Code of Ethics • Duplicate statements
Frequency	• As needed
Action

•

Provide a copy of the code of ethics to each supervised person

•

Receive and retain signed acknowledgement from each supervised person

•

Receive initial holdings report from each access person, and arrange for duplicate statements

•

Maintain spreadsheet of access person holdings in electronic format

•

Review personal securities transactions of access persons

•

Keep records of  names and holdings of access persons

•

Ensure retention period of five (5) years for firm records

Under the Investment Advisors Act, financial advisors are considered fiduciaries with the responsibility of acting in the best interests of their clients.  In addition, financial advisors who have qualified plan clients may be also subject to ERISA which requires that they act according to the prudent man rule, i.e. with the care, skill, prudence, and diligence that a prudent person acting in a like capacity would use in the same circumstance.

In recognition of these legal requirements, and because ValMark believes that it serves the long term, best interests of its clients, the company, and its financial advisors to uphold high standards of business conduct, ValMark adopts the following ideals for its Code of Ethics.  ValMark and its financial advisors shall pledge to seek always:1

1.   to place the best interests of their clients before their own interests;

2.   to serve clients fairly, diligently, and with integrity;

3.   to provide objective and suitable advice, including, but not limited to, suitable advice regarding any replacements of financial or insurance products;

4.   to maintain the professional knowledge, skills, and competence needed in order to give clients the best possible advice;

5.   to hold in confidence any protected client information, disclosing only when legally required to do, when defending against charges of wrongdoing, or after receiving authorization for such disclosure;

6.   to abide by and conform to all laws and regulations in the jurisdictions in which they do business;

7.   to maintain conduct which will reflect favorably upon advisors’ professions; and

8.   to disclose the facts needed by clients to make informed decisions, including any conflicts of interests relating to the services provided.

1 Advisors subject to ValMark’s Code of Ethics may also be subject to other professional Codes of Ethics including, but not limited to, the Codes of Ethics of the Million Dollar Round

Table, the Certified Financial Planner Board of Standards, the Financial Planning Association, and the American Institute of Certified Public Accountants

Generally, the Form ADV Part II and the advisory agreements and other required client account-opening documents provide most disclosures needed by clients to make informed decisions.  Such disclosures include, but are not limited to, fee disclosures, conflicts of interests arising when investment advice includes transactions recommendations that will be executed through ValMark Securities.  Financial advisors, additionally, when assisting clients with an investment management program that uses mutual funds, must provide clients with a current prospectus for any fund recommended, prior to or at the time the recommendation is made.2

Personal Trading

Personal Trading
Responsibility	• Chief Compliance Officer/Compliance Department
Resources	• Daily Trades Report • Outside brokerage account statements
Frequency	• Monthly
Action	• Review personal securities trading activity of access persons

The Investment Adviser Act’s Code of Ethics rules require advisors and other “access persons” (i.e. supervised persons with access to information regarding clients’ securities transactions or advisors’ recommendations for clients) provide ValMark with information about securities held by them and those for which they may enjoy direct or indirect beneficial ownership.  Securities holding reports must be provided when advisors and access persons first associate with ValMark or an office of ValMark and, thereafter, quarterly and annually.   Financial advisors and access persons who are also Licensed Representatives of ValMark Securities already report their personal brokerage accounts to ValMark.

Investment Advisor firms are required by Section 204A of the Advisers Act [15 U.S.C. 80b-4a] to have written policies and procedures reasonably designed to prevent the misuse of material nonpublic information (insider trading) by the firm or persons associated with the firm. REFER TO VALMARK INVESTMENT ADVISERS MANUAL FOR ADDITIONAL PROCEDURES REGARDING PERSONAL TRADING.

ACCURACY OF DISCLOSURES

Fundamental to the Advisers Act is an adviser's fiduciary obligation to act in the best interests of its clients and to place its clients' interests before its own. As part of its fiduciary duty to clients, an adviser has an affirmative obligation of utmost good faith and full and fair disclosure of all material facts to clients. Advisers are required to disclose any facts that might cause the adviser to render advice that is not disinterested. When an adviser fails to disclose information regarding potential conflicts of interest, clients are unable to make informed decisions about entering into or continuing the advisory relationship.

Examples of failures to disclose material information to clients would include: 1) An adviser that fails to disclose all fees a client would pay in connection with the advisory contract, including how fees are charged, and whether fees are negotiable; 2) An adviser that fails to disclose its affiliation with a broker- dealer or other securities professionals or issuers; or 3) An adviser with discretionary assets under management that fails to disclose it is in a precarious financial condition that is likely to impair its ability to meet contractual commitments to clients.